Exhibit 10.17

                                  2nd AMENDMENT
                                       TO
                     STOCK PURCHASE AGREEMENT ("AGREEMENT")
                                      DATED
                                 MARCH 16, 1999
                                  BY AND AMONG
         RIGL CORPORATION, A NEVADA CORPORATION (NOW NAMED YP.NET, INC.)
          ("RIGL"), TELCO BILLING, INC., A NEVADA CORPORATION ("TBI"),
            MORRIS & MILLER, LTD. AND MATHEW AND MARKSON, LTD., BOTH
               ANTIGUA CORPORATIONS (COLLECTIVELY "SHAREHOLDERS")

This Amendment effective September 12th, 2000 amends paragraph 1.4 of said Agreement. YP.Net, Inc. ("YP") and Shareholders hereby agree to modify the Agreement by deleting the entirety of paragraph 1.4 of the Agreement. All other revisions, amendments and agreements shall be deemed to be in full force and effect. This deletion irrevocably rescinds and revokes Shareholders' option and ability to "Put" shares of YP common stock to YP and substitutes therefore the following language in a new paragraph 1.4 as follows:

1.4  Shareholders' Option. Under this Agreement YP grants to each Shareholder, a
     --------------------
     Ten Million U.S. Dollar ($10,000,000) revolving line of credit ("Revolver") fully secured by the shares of YP common stock owned by Shareholders equal to the amount being borrowed. The value of the stock per share being pledged as security shall be valued at eighty percent (80%) of the last trade prior to the time of the loan request or a value of one dollar ($1) per share whichever is higher. The Revolver may be terminated at any time by the Shareholder and converted into ten (10) year loan at the same interest rate as that of the Revolver and then no further advances shall be eligible. The interest rate on the Revolver, and/or possible subsequent term loan shall be 25 basis points (.25%) above YP's average borrowing rate from institutional lenders as determined by YP's Chief Financial Officer, but in no case lower than eight percent (8%) and shall be set for each advance at the time of the advance request, if made. In addition, the average borrowing rate shall be the average of the rate charged by the aggregate of YP's institutional lenders for the prior 30 day period: (i) no single advance shall exceed One Million U.S. Dollars ($1,000,000"); (ii) no advances of any amount shall be made unless after such advance, there remains available to YP an amount equal to thirty (30) days' operating capital. Operating capital is defined as the cash needed to maintain the business. More clearly defined as those expenses needed to pay for the general operating expenses of the company exclusive of depreciation, taxes, amortization, marketing, expenses or acquisition expenses. More clearly defined as the expenses needed to maintain the business. The calculation of the amount of capital available to pay those expenses would include the parent as well as all subsidiaries and affiliates; cash on hand, cash in reserve, marketable securities, short term notes and certificates of deposit, treasury notes, mutual funds, availability on any credit lines plus any cash reasonable expected during the 30 day period from the loan advance forward. This line shall not expire.

     Interest charged shall be paid by the Shareholders quarterly in arrears. However, the shareholders shall have the option of obtaining from YP a mandatory advance for the purpose of paying the interest so long as there is availability on this line or by paying the interest


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     with  collateral stock whoso value is defined herein above, or by tendering payment in cash or cash equivalent. YP shall prepare and provide a statement to the shareholders quarterly. The shareholders shall have 30 days from receipt of the statement to advise YP how they would like to pay the interest. In the event that no advice has been received by YP then YP shall advance the funds against this line to pay the interest in a timely manner.

     YP grants and conveys to Shareholders the right to transfer and assign any, part and all Shareholder rights under the Agreement or this Amendment to any of Shareholders' successors and assigns without the consent of YP. Any such transfer and assignment shall, however be subject to all of the terms and conditions contained in the Agreement and this Amendment.

     The above constitutes the entirety of the Amendment.

The parties to the Agreement and to this Amendment agree and consent to this Amendment and signify such by signing in the spaces provided below.

AGREED & ACCEPTED

YP.Net, Inc.                                    Morris & Miller, Ltd.

By:  /s/  Angelo  Tullo                         By:
   ----------------------------------              -----------------------------
     Angelo  Tullo,                                  Ilse  Cooper,
     Chairman                                        AMT  Director

Mathew  and  Markson,  Ltd.

By:
   ----------------------------------
     Ilse  Cooper,
     AMT  Director


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